Exhibit (e)(10)

Dienstvertrag/Service Agreement

Herr/Mr. Jean-Paul Kress

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MorphoSys AG Semmelweisstr. 7 82152 Planegg Germany

Telefon: +49 (0)89 899 27- 0 Fax: +49 (0)89 899 27- 222 Email: info@morphosys.com Internet: www.morphosys.com

Dienstvertrag	Service Agreement

zwischen	between

MorphoSys AG,

Semmelweisstr. 7

82152 Planegg

(„MorphoSys AG“ oder/or die „Gesellschaft“/the “Company”),

vertreten durch den Aufsichtsrat, dieser vertreten durch seinen Vorsitzenden, Herrn Dr. Marc Cluzel,	represented by the Supervisory Board, the Supervisory Board represented by its Chairman, Dr. Marc Cluzel,

und	and

Herrn	Mr.

Dr. Jean-Paul Kress

[***]

(„Herr Kress“/“Mr. Kress” oder/or „Vorstandsmitglied“/“Executive”)

Das Vorstandsmitglied ist mit Beschluss des Aufsichtsrats vom 14. Dezember 2021 vom 1. September 2022 bis zum Ablauf des 31. August 2025 zum Mitglied des Vorstands der Gesellschaft bestellt worden. Am 16. Dezember 2021 haben das Vorstandsmitglied und die Gesellschaft zudem einen entsprechenden Dienstvertrag geschlossen (der „Ursprüngliche Dienstvertrag“). Der Ursprüngliche Dienstvertrag ist zwischenzeitlich mehrfach geändert und ergänzt worden. Die Gesellschaft und das Vorstandsmitglied beabsichtigen nun, einen konsolidierten Dienstvertrag zu schließen, der sämtliche Änderungen und Ergänzungen zum Ursprünglichen Dienstvertrag reflektiert.	By resolution of the Supervisory Board dated December 14, 2021, the Executive has been appointed as a member of the Management Board of the Company from September 1, 2022, until the end of August 31, 2025. On December 16, 2021, the Executive and the Company have entered into a corresponding service agreement (the “Initial Service Agreement”). The Initial Service Agreement has been amended and adapted several times in the meantime. The Company and the Executive thus now intend to conclude a consolidated service agreement reflecting all amendments and adaptions to the Initial Service Agreement.

Vorstand Dr. Jean-Paul Kress (Vorsitzender),	[***]
Dr. Lucinda Crabtree, Ph.D. Aufsichtsratsvorsitzender
Dr. Marc Cluzel

Dienstvertrag/Service Agreement

Herr/Mr. Jean-Paul Kress

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§ 1 Aufgaben, Altersgrenze	Sec. 1 Responsibilities, age limit

(1)   Das Vorstandsmitglied ist durch Beschluss des Aufsichtsrats vom 14. Dezember 2021 mit Wirkung zum 1. September 2022 zum Mitglied des Vorstands der MorphoSys AG wiederbestellt worden. Die Bestellung erfolgt bis zum 31. August 2025.

(1)   With resolution of the supervisory board dated 14. Dezember 2021 the Executive has been re-appointed as member of the management board of MorphoSys AG with effect as of September 1, 2022. The Executive has been appointed until August 31, 2025.

(2)   Das Vorstandsmitglied führt die Geschäfte nach Maßgabe der Gesetze, der Satzung der Gesellschaft und der Geschäftsordnung für den Vorstand. Es wird die Empfehlungen des Deutschen Corporate Governance Kodex einhalten, soweit nicht der Vorstand und/oder der Aufsichtsrat eine Abweichung von einer oder mehrerer Empfehlungen beschlossen hat. Das Vorstandsmitglied wird – vorbehaltlich einer Veränderung der Vorstandsressorts durch den Aufsichtsrat – als

(2)   The Executive shall manage the business of the Company in compliance with the law, the articles of association of the Company and the rules of procedure for the management board. The Executive will adhere to the recommendations of the German Corporate Governance Code insofar as the management and/or the supervisory board has not resolved upon a deviation from one or several recommendations. The Executive shall manage – subject to a change of the responsibilities of the management board by the supervisory board – as

“Chief Executive Officer—CEO”

die Bereiche Strategy & Planning, Business Development & Alliance Management, Human Resources, Legal, Compliance & Intellectual Property, Corporate Affairs & Investor Relations, Technical Operations, Facilities & Information Technology, Quality Assurance & Internal Audit, Research & Development, Global Oversight of Commercial Operations, und Koordination der einzelnen Verantwortungsbereiche der anderen Vorstandsmitglieder, sowie die Vertretung des Vorstands gegenüber dem Aufsichtsrat und der Öffentlichkeit übernehmen.

the areas Strategy & Planning, Business Development & Alliance Management, Human Resources, Legal, Compliance & Intellectual Property, Corporate Affairs & Investor Relations, Technical Operations, Facilities & Information Technology, Quality Assurance & Internal Audit, Research & Development, Global Oversight of Commercial Operations, as well as co-ordination of the single areas of responsibility of the individual Management Board members, and take over the representation of the management board vis-à-vis the supervisory board and the public.

(3)   Das Vorstandsmitglied ist dem Unternehmensinteresse verpflichtet und darf bei seinen Entscheidungen weder persönliche Interessen verfolgen noch Geschäftschancen, die der MorphoSys AG oder einem mit ihr im Sinne der §§ 15 ff. AktG bzw. § 271 Abs. 2 HGB verbundenen Unternehmen (jeweils ein „Verbundenes Unternehmen“) zustehen, für sich nutzen. Das Vorstandsmitglied hat Interessenkonflikte unverzüglich dem Aufsichtsratsvorsitzenden und den anderen Vorstandsmitgliedern gegenüber offen zu legen.

(3)   The Executive must solely act in the best interest of the Company and shall neither take into account personal interests nor use business opportunities of MorphoSys AG or an affiliated company of the Company within the meaning of Sec. 15 et. seqq. of the German Stock Corporation Act (Aktiengesetz) and Sec. 271 para. 2 of the German Commercial Code (Handelsgesetzbuch) (each an “Affiliated Company”), respectively, for himself. The Executive must notify the chairman of the supervisory board as well as the other members

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Das Vorstandsmitglied unterliegt während der Laufzeit dieses Dienstvertrags einem umfassenden Wettbewerbsverbot.	of the management board immediately with regard to any conflicts of interest. The Executive is subject to a comprehensive competition exclusion during the term of this service agreement.

(4)   Das Vorstandsmitglied verpflichtet sich, sämtliche internen Verhaltensrichtlinien der Gesellschaft einzuhalten. Das Vorstandsmitglied erklärt, dass es die gültigen internen Verhaltensrichtlinien der Gesellschaft erhalten hat.

(4)   The Executive undertakes to comply with all internal behavioural guidelines of MorphoSys AG. The Executive acknowledges to have received in addition to this service agreement the applicable internal behavioural guidelines.

(5)   Der Aufsichtsrat der Gesellschaft hat eine Altersgrenze für die Mitglieder des Vorstands der Gesellschaft von derzeit 67 Jahren zum Zeitpunkt ihrer Bestellung festgelegt. Beschließt der Aufsichtsrat nach Abschluss dieses Dienstvertrags eine abweichende Altersgrenze, so gilt diese.

(5)   The supervisory board of the Company has set an age limit for the members of the management board of the Company of currently 67 years at the time of their appointment. If the supervisory board resolves on a different age limit after the conclusion of this service agreement, such age limit shall apply.

§ 2 Nebentätigkeiten und Ämter	Sec. 2 Secondary employments and offices

(1)   Das Vorstandsmitglied wird seine Arbeitskraft ausschließlich der Gesellschaft widmen. Eine anderweitige Verwendung seiner Arbeitskraft – gleichgültig, ob sie entgeltlich oder ehrenamtlich erfolgt – bedarf der vorherigen Zustimmung des Aufsichtsrats. Das gilt insbesondere für die Annahme von Aufsichtsratsmandaten und ähnlichen Ämtern sowie – sofern die Interessen der Gesellschaft berührt werden können – für Gutachten, Veröffentlichungen und Vorträge. Den in Anlage 1 zu diesem Dienstvertrag genannten Nebentätigkeiten und Ämtern des Vorstandsmitglieds hat der Aufsichtsrat mit Beschluss vom 14. Dezember zugestimmt. Die Beendigung von Aufsichtsratsmandaten und ähnlichen Ämtern in anderen Unternehmen wird das Vorstandsmitglied dem Aufsichtsratsvorsitzenden mitteilen.

(1)   The Executive shall dedicate all efforts exclusively to the Company. A different use of the efforts – regardless if for compensation or in an honorary function – shall require the prior approval by the supervisory board. This applies especially for the acceptance of supervisory board positions and similar offices as well as – insofar as the Company’s interests may be concerned – to expert opinions, publications and lectures. By resolution dated 14. Dezember, the supervisory board has approved the secondary employment and offices specified in Annex 1 attached to this service agreement. The Executive shall inform the chairman of the supervisory board of the termination of supervisory board positions and similar offices in other companies.

(2)   Auf Wunsch des Aufsichtsrates wird das Vorstandsmitglied Aufsichtsratsmandate und ähnliche Ämter in Gesellschaften, an denen die Gesellschaft unmittelbar oder mittelbar beteiligt ist, sowie eine Tätigkeit in Verbänden und ähnlichen Zusammenschlüssen, denen die Gesellschaft auf Grund ihrer geschäftlichen Betätigung angehört, übernehmen. Das Vorstandsmitglied ist verpflichtet, Ämter der vorgenannten Art, die es im Interesse der Gesellschaft wahrnimmt, bei

(2)   Per request of the supervisory board the Executive shall accept supervisory board positions and similar offices in companies in which the Company participates directly or indirectly as well as a position in associations and similar organizations in which the Company is a member due to its business activities. The Executive is obliged to resign from offices of the above-referenced type which the Executive performs in the Company’s interest when his

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Beendigung des Amts als Vorstand der Gesellschaft niederzulegen.	office as member of the management board of the Company ends.

(3)   Der Aufsichtsrat kann seine Zustimmung zur Annahme von Aufsichtsratsmandaten in Gesellschaften, die keine Verbundenen Unternehmen der Gesellschaft sind, von der Anrechnung der in diesem Zusammenhang erhaltenen Vergütung auf die Vergütung gemäß § 5 Abs. 1 dieses Dienstvertrags abhängig machen. Die Vergütung aus Aufsichtsratsmandaten in Verbundenen Unternehmen der Gesellschaft wird stets auf die Vergütung gemäß § 5 Abs. 1 dieses Dienstvertrags angerechnet.

(3)   The supervisory board may make its approval of the acceptance of supervisory board positions in companies which are not Affiliated Companies of the Company subject to the offsetting of the remuneration received in the course of such position against the remuneration pursuant to Sec. 5 para. 1 of this service agreement. Remuneration resulting from supervisory board positions in Affiliated Companies of the Company shall in any case be credited against the remuneration pursuant to Sec. 5 para. 1 of this service agreement.

(4)   Das Vorstandsmitglied wird während der Dauer des Dienstvertrags nicht an einem Unternehmen beteiligt sein, das mit der Gesellschaft oder einem mit ihr Verbundenen Unternehmen im Wettbewerb steht oder in wesentlichem Umfang Geschäftsbeziehungen zu der Gesellschaft oder einem mit ihr Verbundenen Unternehmen unterhält. Das Vorstandsmitglied wird den Aufsichtsratsvorsitzenden unterrichten, falls nach seiner Kenntnis ein Mitglied seiner Familie (Angehöriger im Sinne von § 15 AO) eine solche Beteiligung hält. Der Anteilsbesitz an Unternehmen in Höhe von bis zu 10%, der keinen Einfluss auf die Organe des betreffenden Unternehmens ermöglicht, gilt nicht als Beteiligung im Sinne dieses Absatzes.

(4)   During the term of the service agreement the Executive shall not participate in a business which competes with the Company or any of its Affiliated Companies or which maintains business relations to a significant extent with the Company or its Affiliated Companies. The Executive shall inform the chairman of the supervisory board, if he is or becomes aware that a member of his family (dependent within the meaning of Sec. 15 of the German Fiscal Code (Abgabenordnung)) holds such participation. A shareholding in a corporation of up to 10%, which allows no influence on the corporate bodies of the concerned business, does not count as investment in the terms of this paragraph.

§ 3 Erfindungen	Sec. 3 Inventions

(1)   Arbeitsergebnisse und während der Dauer des Dienstverhältnisses gemachte Erfindungen des Vorstandsmitglieds fallen in das alleinige und unbeschränkte Eigentum der MorphoSys AG; das ausschließliche weltweite Nutzungsrecht hieran steht der MorphoSys AG zu. Soweit erforderlich, überträgt das Vorstandsmitglied alle Rechte an Erfindungen, ob patentfähig oder nicht, die während des Dienstverhältnisses erdacht oder umgesetzt wurden, an die MorphoSys AG. Bezüglich etwaiger Urheberrechte räumt das Vorstandsmitglied der MorphoSys AG ein ausschließliches und unbeschränktes Nutzungsrecht ein.

(1)   The results of the Executive’s services and any inventions made by the Executive during the term of employment, shall be the exclusive and unrestricted property of MorphoSys AG and MorphoSys AG reserves the exclusive worldwide right of use of such data. If necessary, the Executive shall assign any and all rights to inventions, whether patentable or not, conceived and/or reduced to practice during the term of employment to MorphoSys AG. Regarding any copyrights, the Executive grants MorphoSys AG the exclusive and unrestricted right to use.

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(2)   Das Vorstandsmitglied hat für jede von der MorphoSys AG kommerziell genutzte Erfindung Anspruch auf eine angemessene Vergütung. Die Höhe der Vergütung richtet sich nach der wirtschaftlichen Verwertbarkeit und dem Anteil der Gesellschaft am Zustandekommen der Erfindung. Im Übrigen richtet sich die Bemessung der Vergütung nach dem Gesetz über Arbeitnehmererfindungen in seiner jeweils geltenden Fassung.

(2)   The Executive is entitled to reasonable compensation for each invention commercially used by MorphoSys AG. The amount of the compensation shall be determined according to the marketability and the importance of the role of the Company in the development of the invention. Otherwise, the compensation shall be determined according to the Employee Invention Law (Gesetz über Ar-beitnehmererfindungen) as amended from time to time.

§ 4 Verschwiegenheit, Herausgabe von Unterlagen	Sec. 4 Confidentiality, hand-over of documents

(1)   Das Vorstandsmitglied ist verpflichtet, Geschäftsgeheimnisse und Geschäftsangelegenheiten und Transaktionen, die vertraulich sind, vertraulich zu behandeln, vor dem Zugriff unbefugter Dritter zu schützen und nicht an unbefugte Dritte weiterzugeben, es sei denn, das Vorstandsmitglied ist gesetzlich verpflichtet, eine solche Information offenzulegen. Die Verschwiegenheitspflicht gilt auch für vertrauliche Geschäftsangelegenheiten und/oder Geschäftsgeheimnisse von Kunden und Geschäftspartnern der Gesellschaft sowie von mit ihr Verbundenen Unternehmen. Das Vorstandsmitglied hat durch geeignete Vorkehrungen sicherzustellen, dass unbefugte Dritte keine Kenntnis von Geschäftsgeheimissen oder sonstigen vertraulichen betrieblichen und geschäftlichen Angelegenheiten und Vorgängen erhalten. Das Vorstandsmitglied hat insbesondere sämtliche Unterlagen, Gegenstände, Schriftstücke einschließlich Notizen und sonstige Aufzeichnungen, elektronische Dateien und Datenträger jeder Art sowie sonstige Materialien, die Geschäftsgeheimnisse betreffen, sorgfältig geheim zu halten und vor dem Zugriff oder der Einsichtnahme durch unbefugte Dritte zu schützen. Die Verpflichtung nach diesem Absatz gilt auch nach Beendigung des Dienstverhältnisses fort.

(1)   The Executive will keep confidential, protect against unauthorized third-party access and not disclose to any unauthorized third-party Business Secrets and all other corporate and business affairs and transactions that are confidential, designated as confidential or that are confidential by nature, unless the Executive is under a legal obligation to disclose such information. The duty of confidentiality shall also apply to confidential internal business affairs and/or Business Secrets of customers and business partners of the Company or of any of its Affiliated Company. By taking appropriate precautionary measures, the Executive shall ensure that unauthorized third parties do not learn about the aforementioned Business Secrets or other confidential corporate and business affairs and transactions. The Executive shall in particular carefully keep secret and protect against access or any viewing by unauthorized third parties all documents, objects, paperwork, including notes and other records, electronic files and data carriers of any kind and other materials relating to Business Secrets. The obligation under this paragraph shall continue to apply after the effective termination of this service agreement.

„Geschäftsgeheimnisse“ sind insbesondere alle Informationen über Forschung, Entwicklung, Herstellung, Marketing und/oder Vertrieb von Produkten sowie über die Organisation und den Betrieb, insbesondere Forschungskooperationen,

“Business Secrets” means in particular all information regarding research, development, production, marketing and/or distribution of products and regarding organization and operations, in particular joint researches,

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Kundenlisten, Geschäfte mit und Umsätze von Lieferanten und Kunden, Produkte, Erfindungen und Entwicklungen der Gesellschaft, die Umsatz-und Ergebnisplanung sowie die in den Budgets und Businessplänen festgelegten Daten und Ziele; ferner gehören hierzu ausdrücklich als vertraulich gekennzeichnete Unterlagen sowie solche Unterlagen und Informationen, die bei vorsichtiger kaufmännischer Betrachtung als vertraulich anzusehen sind. Nicht als Geschäftsgeheimnis gelten solche Angelegenheiten, die allgemein bekannt sind.

customer lists, transactions with and revenue generated from suppliers and customers, products, inventions and developments of the Company, the revenue and profit and loss budgets, as well as the data and objectives specified in the budgets and business plans; furthermore, this term includes documents expressly marked as confidential and such documents and information that, from a conservative business perspective (bei vorsichtiger kaufmännischer Betrachtung), shall be deemed confidential. Matters which are in the public domain shall not be deemed to be Business Secrets.

(2)   Das Vorstandsmitglied ist während der Dauer des Dienstverhältnisses sowie nach dessen Beendigung verpflichtet, über den Inhalt dieses Dienstvertrags Stillschweigen zu bewahren, soweit der Inhalt nicht allgemein bekannt ist.

(2)   During the term as well as after termination of employment, the Executive is obliged to observe confidentiality about the content of this service agreement, unless the content is in the public domain.

(3)   Das Vorstandsmitglied verpflichtet sich, sämtliche in seinem Besitz befindlichen Unterlagen und Schriftstücke und dergleichen, die sich auf Angelegenheiten der Gesellschaft oder mit ihr Verbundener Unternehmen beziehen, bei Beendigung der Vorstandstätigkeit der Gesellschaft auszuhändigen. Dies gilt auch für sämtliche elektronische unternehmensbezogene Daten. Soweit sich unternehmensbezogene Daten auf privaten Datenträgern befinden, sind diese in Kopie herauszugeben und anschließend zu löschen. Ein Zurückbehaltungsrecht seitens des Vorstandsmitglieds gegenüber der Pflicht zur Herausgabe ist ausgeschlossen. Sollte das Vorstandsmitglied zur Geltendmachung oder Abwehr von Ansprüchen und Rechten im Zusammenhang mit seiner Tätigkeit als Mitglied des Vorstands und Vorstandsvorsitzender für die Gesellschaft und deren Beendigung solche Unterlagen oder Daten benötigen, wird ihm die Gesellschaft diese auf Anforderung, ausschließlich für die vorgenannten Zwecke, zur Verfügung stellen.

(3)   The Executive undertakes to hand over all documents and instruments and the like relating to matters of the Company or its Affiliated Companies in his possession at the time of termination of the management board function to the Company. This also applies to all electronic data relating to matters of the Company or affiliated companies. As far as such data is on privately owned data carriers, a copy must be returned to the Company and the data must subsequently be deleted. A right of retention on part of the Executive towards the delivery obligation is excluded. Upon the Executive’s request, the Company will provide the Executive with such documents or data required for asserting (or defending against) any claims and rights in the context of his activities as Executive and CEO of the Company.

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§ 5 Vergütung	Sec. 5 Compensation

(1) Das Vorstandsmitglied erhält für seine Tätigkeit ein Jahresbruttofixgehalt von	(1) For the services the Executive receives a fixed yearly gross salary of

EUR 892.500,00	EUR 892,500.00

Das Jahresbruttofixgehalt wird in zwölf gleichen Monatsraten am Schluss eines jeden Monats gezahlt. Bei einem unterjährigen Ein- oder Austritt wird das Jahresbruttofixgehalt zeitanteilig gezahlt.

The fixed yearly gross salary shall be paid in twelve equal monthly installments at the end of each month. In case of commencement or termination of the office during the calendar year, the fixed yearly gross salary will be paid pro rata temporis.

(2)   Zusätzlich erhält das Vorstandsmitglied einen jährlichen Bonus in Höhe von 80 % des Jahresbruttofixgehaltes bei hundertprozentiger Zielerreichung. Bei Unter- oder Überschreitung der 100%-Grenze verändert sich der Bonus verhältnismäßig, nach oben maximal jedoch bis zum Erreichen von 160 % des Jahresbruttofixgehalts (Cap).

(2)   In addition, the Executive receives an annual bonus in the amount of 80% of the fixed yearly gross salary if the goals agreed upon are reached at one hundred percent. In case of shortfalls or overruns of the 100%-threshold, the bonus is amended proportionally, at the maximum, however, up to 160% of the fixed annual gross salary (cap).

Bemessungsgrundlage für den Bonus sind die für das jeweilige Geschäftsjahr festgelegten Unternehmensziele einschließlich etwaiger vom Aufsichtsrat festgelegter „Environmental, Social, Governance“-Ziele (ESG-Ziele). Die Unternehmensziele und die ESG-Ziele werden vom Aufsichtsrat jeweils für das bevorstehende Geschäftsjahr festgelegt.

Assessment base for the bonus are company goals defined for the respective financial year including any “Environmental, Social, Governance”-targets (ESG-targets) set by the supervisory board. The company goals and the ESG-targets shall be determined by the supervisory board for each forthcoming financial year.

Der Bonus für das abgelaufene Geschäftsjahr wird spätestens mit der Vergütung für den Monat März des Folgejahres ausgezahlt. Falls der Dienstvertrag während des Geschäftsjahres beginnt oder endet, wird der Bonus zeitanteilig ermittelt. Ein Bonus für ein laufendes Geschäftsjahr wird nicht gezahlt, wenn die Gesellschaft den Dienstvertrag in dem betreffenden Geschäftsjahr aus wichtigem Grund vorzeitig kündigt.

The bonus for the expired business year will be paid out at the latest with the compensation for the month of March of the following year. If the service agreement commences or ends during the business year, the bonus shall be determined pro rata temporis. The Company does not pay a bonus for a current business year if during that business year the Company terminates the service agreement prematurely for good cause.

(3)   Das Vorstandsmitglied nimmt jährlich an den jeweiligen langfristigen Vergütungsprogrammen der Gesellschaft teil, dessen Umfang und Inhalt für die einzelnen Vorstandsmitglieder jeweils individuell vom Aufsichtsrat festgelegt wird. Für das Geschäftsjahr 2022 nimmt das Vorstandsmitglied an den jeweiligen langfristigen Vergütungsprogrammen der Gesellschaft im Umfang von EUR 3.000.000,00 teil, wobei die

(3)   Every year, the Executive participates in the respective long-term compensation programs; the extent and content of such participation shall be determined by the supervisory board individually for each member of the management board. For the financial year 2022, the Executive participates in the respective-long-term compensation programs of the Company in the amount of EUR 3,000,000.00,

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Gewährung ganz oder teilweise unter diesen oder dem vorherigen Anstellungsvertrag erfolgen kann.	whereby the grant may be made in whole or in part under this or the previous service agreement.

(4)   Die Gesellschaft übernimmt gegen Nachweis die Kosten rechtlicher Beratung und eines US-Vergütungsexperten, die dem Vorstandsmitglied im Zusammenhang mit diesem Dienstvertrag entstehen, bis zu einer Höhe von EUR 20.000,00 (netto).

(4)   Against substantiation, the Company shall bear costs for legal advice rendered to the Executive and advice rendered by a US compensation expert in the context with this service agreement up to a maximum amount of EUR 20,000.00 net.

(5)   Die Gesellschaft übernimmt jeweils gegen Nachweis die Kosten steuerlicher Beratung, die dem Vorstandsmitglied im Zusammenhang mit dem Abschluss dieses Dienstvertrags und – auch über die Vertragsbeendigung hinaus – dessen Abwicklung für die Zeiträume entstehen, in der das Vorstandsmitglied für das Unternehmen tätig war oder eine Vergütung bezogen hat. Diese Kostenübernahme ist der Höhe nach begrenzt auf jährliche Kosten bis zu einer Höhe von EUR 35,000.00 (netto).

(5)   Against substantiation, the Company shall bear costs for tax advice rendered to the Executive (i) in the context with this service agreement and (ii) for the time periods during which the Executives renders his services to or for which the Executive receives monetary benefits from the Company. This cost coverage shall be capped at a maximum amount of annually EUR 35,000.00 net.

(6)   Verschlechtert sich die Lage der MorphoSys AG so, dass die Weitergewährung der Vergütung nach § 5 Abs. 1 bis 3 für die Gesellschaft unbillig wäre (§ 87 Abs. 2 AktG), ist der Aufsichtsrat berechtigt, die Vergütung auf die angemessene Höhe herabzusetzen. Ein etwaiges Ruhegehalt, etwaige Hinterbliebenenbezüge und Leistungen verwandter Art können nur in den ersten drei Jahren nach Ausscheiden aus der Gesellschaft herabgesetzt werden.

Durch eine Herabsetzung wird der Dienstvertrag im Übrigen nicht berührt. Das Vorstandsmitglied kann jedoch im Fall einer Herabsetzung den Dienstvertrag für den Schluss des nächsten Kalendervierteljahres mit einer Kündigungsfrist von sechs Wochen kündigen und sich in diesem Fall mit gleicher Frist von dem nachvertraglichen Wettbewerbsverbot gemäß § 10 einseitig lösen. Ansprüche auf Zahlung einer etwaigen Abfindung bleiben von einer etwaigen Herabsetzung unberührt.

(6)   Should the situation of MorphoSys AG deteriorate to such extent that the continuing payment of the remuneration pursuant to Sec. 5 para. 1 to 3 would be inequitable for the Company (Sec. 87 para. 2 of the German Stock Corporation Act (Aktiengesetz)), the supervisory board is entitled to reduce the remuneration to an appropriate amount. A potential retirement payment, potential payments to dependents and payments of a similar nature can only be reduced within the first three years following withdrawal from the Company. By a reduction the rest of the service agreement shall not be affected. However, the Executive may, in case of a reduction, terminate the service agreement with effect to the end of the next calendar quarter with a termination period of six weeks and shall then likewise be able to terminate the post-contractual non-compete obligation pursuant to Sec. 10. Executive’s claims regarding a severance payment, if any, shall remain unaffected by a reduction of the remuneration.

(7) Im Falle außerordentlicher Entwicklungen ist der Aufsichtsrat berechtigt, die Höhe der einzelnen Vergütungsbestandteile, das Verhältnis der einzelnen Vergütungsbestandteile zueinander, die	(7) In the event of extraordinary developments, the supervisory board is entitled to adjust the amount of the individual remuneration components, their ratio to each other, the criteria

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Kriterien für die Zielerreichung für die variable Vergütung, die jeweiligen Auszahlungsbeträge und die Auszahlungszeitpunkte anzupassen. Die Anpassung kann nur zu einer Herabsetzung der Vergütung führen. Außerordentliche Entwicklungen liegen vor, wenn Umstände eingetreten sind oder mit überwiegender Wahrscheinlichkeit eintreten werden, die bei der Festlegung der Ziele für die variablen Vergütungsbestandteile nicht vorhergesehen werden konnten und die sich erheblich auf die Gesamtvergütung des Vorstandsmitglieds auswirken. In Betracht kommen insbesondere wesentliche Akquisitionen, der Verkauf wesentlicher Teile der MorphoSys AG, wesentliche Änderungen der zugrundeliegenden Rechnungslegungsstandards oder Steuervorschriften, Naturkatastrophen, Pandemien oder vergleichbare Tatbestände. Bei seiner Entscheidung berücksichtigt der Aufsichtsrat unter anderem, inwieweit die MorphoSys AG, die Aktionäre und die Mitarbeiter von den außergewöhnlichen Entwicklungen betroffen sind oder betroffen sein werden.

for target achievement for the variable remuneration, the respective payment amounts and the payment dates. The adjustment can only result in a decrease of the remuneration. Extraordinary developments occur when circumstances have arisen or are more likely than not to arise that could not have been foreseen when the targets for variable remuneration components were set and which have a significant impact on the total remuneration of the management board. Such events include, in particular, major acquisitions, the sale of significant parts of MorphoSys AG, substantial changes in the underlying accounting standards or tax regulations, natural disasters, pandemics or comparable events. In making its decision, the supervisory board also takes into account the extent to which MorphoSys AG, the shareholders and the employees are or will be affected by the extraordinary developments.

§ 6 Mobilitätszuschuss	Sec. 6 Mobility allowance

MorphoSys AG zahlt dem Vorstandsmitglied für die Dauer dieses Dienstvertrags anstelle eines Dienstwagens EUR 25.000,00 pro Jahr als Mobilitätszuschuss. Nach Wahl des Vorstandsmitglieds, stellt MorphoSys AG dem Vorstandsmitglied anstelle des Mobilitätszuschusses für die Dauer dieses Vertrags einen der Stellung angemessenen Personenkraftwagen zur dienstlichen und privaten Nutzung zur Verfügung. Der Leasingpreis (exklusive Mehrwertsteuer) für dieses Fahrzeug darf dabei EUR 25.000,00 maximale jährliche Leasingkosten nicht überschreiten.

MorphoSys AG grants the Executive for the term of this service agreement instead of a company car EUR 25,000.00 per year as mobility allowance. At the election of the Executive, and instead of the payment of a mobility allowance, MorphoSys AG provides the Executive with an appropriate passenger car for official and private use. The leasing price (excluding value-added tax) for this vehicle may not exceed EUR 25,000.00 in maximum annual leasing costs.

§ 7 Urlaub	Sec. 7 Vacation

Das Vorstandsmitglied hat Anspruch auf einen Jahresurlaub von 30 Arbeitstagen, der in Teilabschnitten genommen werden soll. Der Urlaub ist grundsätzlich vollständig im laufenden Kalenderjahr zu nehmen. Eine Übertragung auf das folgende Kalenderjahr ist bis spätestens zum 30.

The Executive is entitled to annual vacation time of 30 working days, which shall be taken in portions. Vacation time shall generally be taken completely during the ongoing calendar year. A transfer to the following calendar year is possible at the latest until June 30 of the

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Juni möglich (zur Klarstellung: beispielsweise ist eine Übertragung von Resturlaub aus dem Jahr 2022 bis zum 30. Juni 2023 möglich).	following calendar year (i.e., a transfer of vacation time for the calendar year 2022 is possible until June 30, 2023).

§ 8 Vergütung bei Krankheit, Unfall, Tod	Sec. 8 Compensation in case of illness, accident, death

(1)   Bei einer vorübergehenden Arbeitsunfähigkeit, die durch Krankheit, Unfall oder aus einem anderen von dem Vorstandsmitglied nicht verschuldeten Grund eintritt, wird die Vergütung gemäß § 5 Abs. 1 für die Dauer von insgesamt zwölf Monaten, und sofern dieser Zeitraum kürzer ist, längstens bis zum Ende des Dienstvertrags, in unveränderter Höhe weitergewährt.

(1)   In case of a temporary inability to work, which is caused by illness, accident or due to another reason for which the Executive is not responsible, the compensation pursuant to Sec. 5 para. 1 shall be continued for the overall duration of twelve months for an unaltered amount, and, if such time period is shorter, no longer than until the end of the service agreement.

(2)   Stirbt das Vorstandsmitglied während der Dauer des Dienstvertrags, so hat sein Ehepartner Anspruch auf unverminderte Gewährung des Fixgehalts gemäß § 5 Abs. 1 für den Sterbemonat und die zwölf folgenden Monate. Stirbt das Vorstandsmitglied innerhalb des Zeitraums von zwölf Monaten vor dem 31. August 2025, verlängert sich der in Satz 1 genannte Zwölf-Monats-Zeitraum entsprechend über den 31. August 2025 hinaus.

(2)   Should the Executive decease during the term of the service agreement, his spouse is entitled to undiminished payment of the fixed salary pursuant to Sec. 5 para. 1 for the month of death and the following twelve months. If the Executive dies within the period of twelve months before August 31, 2025, the twelve-month period mentioned in sentence 1 shall extend correspondingly beyond August 31, 2025.

(3)   Das Vorstandsmitglied ist bereit, sich einmal im Jahr auf Kosten der Gesellschaft einer gründlichen ärztlichen Check-Up Untersuchung durch einen Arzt seiner Wahl zu unterziehen. Das Vorstandsmitglied soll den Vorsitzenden des Aufsichtsrats über das Ergebnis dieser Untersuchung zu unterrichten, sofern dieses nach seiner Einschätzung die Ausübung seines Amtes als Vorstandsmitglied zu beeinträchtigen droht.

(3)   The Executive is willing to once a year submit to a physician of his choice to a thorough medical examination at the cost of the Company. The Executive should inform the chairman of the supervisory board about the result of this examination if he deems such result to impact his ability to work as a member of the management board.

§ 9 Vertragsdauer	Sec. 9 Contractual term

(1)   Der Dienstvertrag wird für die Zeit vom 1. September 2022 bis zum Ablauf des 31. August 2025 („Vertragsende“) fest abgeschlossen. Vor dem Vertragsende (Wirksamkeitszeitpunkt) ist die ordentliche Kündigung des Dienstvertrages ausgeschlossen. Er verlängert sich jeweils für die Dauer der Wiederbestellung zum Vorstandsmitglied, es sei denn, dass die Parteien im Zusammenhang mit der Wiederbestellung einvernehmlich abweichende oder ergänzende Vereinbarungen treffen. Über die Wiederbestellung

(1)   The service agreement shall be entered for the fixed period from September 1, 2022 until August 31, 2025 (“End of Term”). A termination without cause of this service agreement with effect prior to the End of Term shall be excluded. It automatically extends for the period of the re-appointment as member of the management board, provided that the parties do not agree on differing or additional provisions in this respect. The re-appointment shall in consideration of Sec. 84 para. 1 sentence

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ist unter Berücksichtigung von § 84 Absatz 1 Satz 3 AktG frühestens zwölf Monate und spätestens fünf Monate vor Ablauf der jeweiligen Amtszeit zu entscheiden.	3 German Stock Corporation Act (Aktiengesetz) be decided on at the earliest twelve months and at the latest five months before the end of the respective office term.

(2)   MorphoSys AG ist berechtigt, das Vorstandsmitglied im Falle der vorzeitigen Abberufung als Mitglied des Vorstands von weiterer Tätigkeit für die Gesellschaft unter Fortzahlung seiner Bezüge freizustellen. Als Bezüge im Sinne des Satzes 1 gelten die Vergütungsansprüche gemäß § 5 Abs. 1 und 2 und die Altersvorsorgeaufwendungen gemäß § 11 dieser Vereinbarung, wobei die sonstigen geldwerten Vorteile unter diesem Dienstvertrag für einen Zeitraum von sechs (6) Monaten weiter gewährt werden und klargestellt wird, dass der Versicherungsschutz nach § 16 Abs. 1 und Abs. 2 dieses Dienstvertrags hiervon unberührt bleibt. Die Höhe des Bonusanspruchs gemäß § 5 Abs. 2 dieses Dienstvertrags setzt sich zusammen aus (i) dem Bonus des Geschäftsjahres, in dem die Freistellung erfolgte, anteilig für den Zeitraum, in dem das Vorstandsmitglied nicht freigestellt war, und (ii) dem Bonus des letzten Geschäftsjahres vor der Freistellung, anteilig für den Zeitraum der Freistellung. Als Beispiel mit fiktiven Zahlen: Der volle Bonus für 2022 lag bei 120. 2023 erfolgt eine Freistellung zum 30. Juni, ohne die Freistellung hätte der Bonus 2023 bei 240 gelegen. Für die sechs Monate des Geschäftsjahres 2023, in denen das Vorstandsmitglied noch nicht freigestellt war, beträgt der anteilige Bonus 120 (240/2). Für die sechs Monate des Geschäftsjahres 2023, in denen das Vorstandsmitglied freigestellt war, beträgt der anteilige Bonus 60 (120/2). Der Bonus für 2023 beträgt daher 180 (120+60) Für 2024 beträgt der Bonus nach Maßgabe der vorstehenden Regelung 120.

(2)   MorphoSys AG is entitled to release the Executive in case of a premature dismissal as member of the management board from further activities for the Company under continuation of the Executive’s benefits. Compensation claims pursuant to Sec. 5 paras. 1 and 2 and retirement earnings pursuant to Sec. 11 of this service agreement are deemed benefits in terms of sentence 1, whereas other benefits under this service agreement will be granted for an additional period of six (6) months; for clarification purposes: the insurance cover pursuant to Sec. 16 para. 1 and 2 of this service agreement shall remain unaffected. The amount of the bonus claim pursuant to Sec. 5 para. 2 of this service agreement corresponds (i) the amount of the bonus claim of the business year during which the release occurred, calculated pro rata for the period the Executive has not been released and (ii) the amount of the bonus claim of the last business year prior the release, calculated pro rata for the period the Executive has been released. For example (on the basis of abstract figures): Full bonus 2022 would total 120. Release of duties becomes effective 30 June 2023. Bonus 2023 would total 240. As a consequence of the release, the pro rata bonus claim for the six months of the business year 2023 during which the Executive has not been released amounts to 120 (240/2). The pro rata bonus claim for the six months of the business year 2023 during which the Executive has been released amounts to 60 (120/2). The bonus claim for 2023 would thus amount to 180 (=120+60) and for 2024 would decrease to 120 in accordance with the aforementioned provisions.

Die Abberufung des Vorstandsmitglieds gilt gleichzeitig als Kündigung des Dienstvertrages mit einer Frist von 23 Monaten zum Monatsende, sofern nicht die Gesellschaft dem Vorstandsmitglied aus wichtigem Grund im Sinne von § 626 BGB außerordentlich kündigt und soweit der Dienstvertrag nicht ohnehin eine kürzere

The dismissal of the Executive is simultaneously deemed as termination of the service agreement with a notice period of 23 months to the end of the month, provided that the Company does not terminate this service agreement for good cause without notice pursuant to Sec. 626 German Civil Code (Bürgerliches Gesetzbuch) and unless the service agreement in any case

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Laufzeit vorsieht, in welchem Fall die Kündigung zum Ende der vertraglichen Laufzeit gilt.	provides for a shorter period, in which case the service agreement terminates at the end of the contractual period.

(3)   Im Fall der vorzeitigen Beendigung dieses Dienstvertrags sollen Zahlungen der Gesellschaft an das Vorstandsmitglied einschließlich sämtlicher Nebenleistungen den Wert von zwei Jahresvergütungen nicht überschreiten (Abfindungs-Cap) und nicht mehr als die Restlaufzeit des Dienstvertrags vergüten. Wird der Dienstvertrag aus einem von dem Vorstandsmitglied zu vertretenden wichtigen Grund beendet, erfolgen keine Zahlungen an ihn. Für die Berechnung des Abfindungs-Caps soll auf die Gesamtvergütung des abgelaufenen Geschäftsjahres und gegebenenfalls auch auf die voraussichtliche Gesamtvergütung für das laufende Geschäftsjahr abgestellt werden.

(3)   In case of a premature termination of this service agreement, payments rendered by the Company to the Executive, including all fringe benefits, shall not exceed the value of two years’ compensation (severance pay cap) and compensate no more than the remaining term of the service agreement. If the service agreement is terminated for good cause for which the Executive is responsible, no payments are made to the Executive. The severance payment cap shall be calculated on the basis of the total compensation for the past full business year and if appropriate also the expected total compensation for the current business year.

(4)   Wird das Vorstandsmitglied während der Laufzeit des Dienstvertrags dauernd arbeitsunfähig, so endet der Dienstvertrag, falls er nicht nach vorstehendem § 9 Abs. 1 oder Abs. 2 schon früher endet, sechs Monate nach dem Ende des Monats, in dem die dauernde Arbeitsunfähigkeit festgestellt worden ist. Dauernde Arbeitsunfähigkeit wird im Zweifelsfall durch das Gutachten eines vom Aufsichtsrat und von dem Vorstandsmitglied einvernehmlich benannten Arztes festgestellt.

(4)   Should the Executive become permanently disabled during the term of the service agreement, then the service agreement shall end after six months after the end of the month in which the permanent disability was established, unless this service agreement ceases already earlier pursuant to Sec. 9 para. 1 or para. 2 above. In case of doubt, the permanent disability shall be determined by the expert opinion of a physician appointed jointly by the supervisory board and the Executive.

(5) Unbeschadet der vorstehenden Regelungen sind beide Parteien zur außerordentlichen Kündigung dieses Dienstvertrags unter den Voraussetzungen des § 626 BGB berechtigt.

(5)   Irrespective of the foregoing provisions, each party has the right to terminate this service agreement for good cause under the prerequisites set out by Sec. 626 of the German Civil Code (Bürgerliches Gesetzbuch).

(6) Jede Form der Kündigung bedarf der Schriftform.	(6) Any termination of this service agreement shall be made in writing.

§ 10 Nachvertragliches Wettbewerbsverbot	Sec. 10 Post-contractual non-competition clause

(1)   Das Vorstandsmitglied verpflichtet sich, für die Dauer von sechs Monaten nach Beendigung des Dienstvertrages nicht für ein Unternehmen tätig zu werden, das mit der Gesellschaft unmittelbar oder mittelbar im Wettbewerb steht oder ein Verbundenes Unternehmen eines solchen Wettbewerbers ist (jeweils ein „Wettbewerber“), sei es als selbstständiger Berater, Angestellter oder in sonstiger Weise, mit der Maßgabe, dass das

(1)   The Executive undertakes for the duration of six months after the termination of the service agreement not to work for an enterprise that competes with the Company directly or indirectly, or which is an Affiliated Company of such competitor (each a “Competitor”), be it as an independent consultant, employee or otherwise, provided that the non-competition clause does not apply to roles undertaken for a

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Wettbewerbsverbot nicht für Tätigkeiten für einen Wettbewerber gilt, wenn es nicht geeignet ist, die berechtigten geschäftlichen Interessen der Gesellschaft zu wahren, z.B., wenn das Vorstandsmitglied eine Tätigkeit für einen Wettbewerber wahrnimmt, bei dem es nicht in der Lage ist, die konkrete konkurrierende Geschäftstätigkeit des Wettbewerbers mitzugestalten oder zu beeinflussen. Das Wettbewerbsverbot gilt auch zugunsten Verbundener Unternehmen der Gesellschaft. Dem Vorstandsmitglied ist es ferner untersagt, während der Geltung des Wettbewerbsverbots ohne vorherige schriftliche Zustimmung des Aufsichtsrats einen Wettbewerber zu gründen, zu erwerben oder sich direkt oder indirekt an diesen zu beteiligen. § 2 Abs. 4 Satz 3 gilt entsprechend.

Competitor if banning them would not help to protect the Company’s justified business interests, e.g., where the Executive takes on a role for a Competitor in which he is unable to contribute or influence the specific competing business activities of the Competitor. The non-competition clause shall also apply for the benefit of any Affiliated Company of the Company. The Executive is further prohibited from establishing, acquiring and directly or indirectly investing in such a Competitor while the non-competition clause is in effect without the prior written consent of the Company’s supervisory board. Sec. 2 para. 4 sentence 3 shall apply accordingly.

(2)   Das vorstehende Wettbewerbsverbot gilt (i) geographisch für alle Länder, in denen die Gesellschaft oder eine ihrer Tochtergesellschaften (im Sinne von § 16 AktG) Technologien, Verfahren und Produkte entwickelt, herstellt oder vertreibt oder Dienstleistungen anbietet und (ii) sachlich für alle Geschäftszweige, in denen die Gesellschaft oder eine ihrer Tochtergesellschaften (im Sinne von § 16 AktG) zum Zeitpunkt des Wirksamwerdens der Beendigung des Dienstvertrags tätig ist.

(2)   The above non-competition clause applies (i) geographically to all countries in which the Company or any of its subsidiaries (within the meaning of Sec. 16 AktG) develops, manufactures or distributes technologies, processes or products or offers services, and (ii) materially to all lines of business in which the Company or any of its subsidiaries (within the meaning of Sec. 16 AktG) is engaged at the time the termination of the service agreement becomes effective.

(3)   MorphoSys AG zahlt dem Vorstandsmitglied für die Dauer des Wettbewerbsverbots eine Entschädigung in Höhe von 100 % des Jahresbruttofixgehalts gemäß § 5 Abs. 1 dieses Dienstvertrages („Karenzentschädigung“). Das Vorstandsmitglied muss sich auf die Karenzentschädigung anrechnen lassen, was es während der Dauer des Wettbewerbsverbots durch anderweitige Verwendung seiner Arbeitskraft erwirbt, soweit die Karenzentschädigung unter Hinzurechnung der anderweitigen Einkünfte die zuletzt bezogenen vertragsgemäßen Leistungen gemäß §§ 74 Abs. 2, 74c HGB übersteigen würde. Die Karenzentschädigung wird pro rata am Schluss eines jeden Monats gezahlt.

(3)   During the duration of the competition clause, MorphoSys AG shall pay the Executive a compensation in the amount of 100% of the fixed yearly gross salary pursuant to Sec. 5 para. 1 of this service agreement (“Compensation Payment”). Any income the Executive obtains during the duration of the competition clause through other use of the Executive’s work effort shall be deducted from the Compensation Payment insofar as the Compensation Payment under addition of the other income would exceed the most recent contractual remuneration pursuant to Sec. 74 para. 2, 74c of the German Commercial Code. The Compensation Payment shall be paid on a pro-rated basis at the end of each month.

(4)   Erhält das Vorstandsmitglied für einen Zeitraum, in dem es einen Anspruch auf Zahlung einer Karenzentschädigung gemäß§ 10 Abs. 3 hat, eine Abfindungszahlung, ist die Abfindung auf die Karenzentschädigung anzurechnen.

(4)   In case the Executive receives a severance payment for a period in which he is entitled to a Compensation Payment pursuant to Sec. 10 para. 3, the severance payment shall be credited against the Compensation Payment.

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(5)   MorphoSys AG kann vor dem Ende des Dienstvertrags durch schriftliche Erklärung auf die Einhaltung des Wettbewerbsverbots mit der Wirkung verzichten, dass sie mit Ablauf von sechs Monaten seit dem Zugang der Erklärung von der Verpflichtung zur Zahlung einer Karenzentschädigung nach § 10 Abs. 3 frei wird. Wenn der Dienstvertrag mit oder nach Vollendung des 65. Lebensjahres endet, wird MorphoSys AG bei einem nach Satz 1 erklärten Verzicht sofort von der Pflicht zur Zahlung einer Karenzentschädigung frei.

(5)   Prior to the end of the service agreement MorphoSys AG may waive the compliance with the competition clause through written declaration with the effect that it will be released from the obligation to pay a Compensation Payment according to Sec. 10 para. 3 at the end of six months since receipt of the declaration. If the service agreement ends with or after the conclusion of the 65th year of the Executive’s life, MorphoSys AG shall be released from the obligation to pay a Compensation Payment immediately in case of a renunciation according to sentence 1.

(6)   Im Fall der Zuwiderhandlung gegen das Wettbewerbsverbot ist MorphoSys AG von der Verpflichtung zur Zahlung der Karenzentschädigung frei und außerdem berechtigt, Ansprüche auf Unterlassung und Schadensersatz geltend zu machen.

(6)   In case of a violation of the competition clause, MorphoSys AG is released from the obligation to pay the Compensation Payment and is furthermore entitled to assert claims for omission and damages.

§ 11 Altersversorgung	Sec. 11 Pension

(1)   Aufgrund der Befreiung von der Versicherungspflicht wird dem Vorstandsmitglied eine “Betriebliche Altersversorgung” zugestanden. Hierbei steht es dem Vorstandsmitglied frei, diese Altersversorgung nach seinen Vorstellungen und den familiären Verhältnissen zu gestalten. MorphoSys AG übernimmt einen Betrag in Höhe von 10 % des Jahresbruttofixgehaltes im Sinne von § 5 Abs. 1 dieses Dienstvertrags, das in monatlichen Raten direkt an den Versorgungsträger gezahlt wird.

(1)   Due to the exemption of the insurance obligation, the Executive shall be granted a “Company Pension”. At this, the Executive is free to shape this pension according to the Executive’s wishes and family circumstances. MorphoSys AG shall pay an amount of 10% of the fixed annual gross salary within the meaning of Sec. 5 para. 1 of this service agreement which is paid in monthly installments directly to the pension fund institution.

(2)   Das Vorstandsmitglied hat die Möglichkeit, im Wege der Gehaltsumwandlung Versorgungsansprüche gegenüber der Allianz Versicherungs AG nach den jeweils für Arbeitnehmer und Vorstandsmitglieder der MorphoSys AG geltenden Teilnahmebedingungen zu erwerben. Sofern das Vorstandsmitglied die monatliche Mindestbeitragszahlung entrichtet, erhält es einen Arbeitgeberzuschuss in Höhe von EUR 40,00 brutto monatlich.

(2)   The Executive has the possibility by way of deferred salary to purchase pension claims towards Allianz Versicherungs AG according to the terms of participation applicable to employees and members of the management board of MorphoSys AG respectively. If the Executive pays the monthly minimum amount, the Executive will receive an employer participation of EUR 40.00 gross per month.

(3)   MorphoSys AG erteilt dem Vorstandsmitglied eine Versorgungszusage als beitragsorientierte Leistungszusage, durchgeführt über den Allianz-Pensions-Management e.V. als Unterstützungskasse. Die monatlich von der

(3)   MorphoSys AG enters into a pension promise towards the Executive as defined benefit promise handled through Allianz-Pensions-Management e.V. as pension fund. The monthly benefit payment to be made by MorphoSys AG

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MorphoSys AG zu zahlende Beitragsleistung beträgt EUR 7.916,22 brutto. Die Einzelheiten werden in einem gesonderten Vertrag geregelt.	amounts to EUR 7,916.22 gross. Details shall be stipulated in a separate contract.

(4)   Das Vorstandsmitglied ist berechtigt, von den Beträgen nach § 11 Abs. 1, Abs. 3 insgesamt bis zu 10 % des Jahresbruttofixgehalts im Sinne von § 5 Abs. 1 des Dienstvertrags ganz oder teilweise zum Kauf einer Immobilie oder einer anderen geeigneten Altersvorsorge zu verwenden. In diesem Fall hat das Vorstandsmitglied das Recht, die Auszahlung des jeweiligen Betrags auf ein von dem Vorstandsmitglied zu benennendes Konto zu verlangen.

(4)   The Executive is entitled to use the amounts pursuant to § 11 para. 1, para. 3 in an aggregate amount of up to 10% of the fixed annual gross salary within the meaning of § 5 para. 1 of the service agreement in whole or in parts for the acquisition of real estate or any other suitable retirement arrangement. In such case, the Executive has the right to ask for direct payment of the respective amount to a bank account named by the Executive.

§ 12 Dienstreisen	Sec. 12 Business travel

Das Vorstandsmitglied wird angehalten, dienstliche Flug- und Bahnreisen so zu gestalten, dass es möglichst nicht mit mehr als einem weiteren Vorstandsmitglied zusammen reist. Die dem Vorstandsmitglied bei Dienstreisen entstehenden Aufwendungen für Fahrtkosten, Übernachtungskosten, Verpflegungsaufwand, Telefonspesen und sonstigen erforderlichen Aufwendungen werden nach den jeweils geltenden Reisekostenrichtlinien der MorphoSys AG erstattet.

The Executive is asked to conduct official plane and train travel in such a way that, if possible, the Executive does not travel together with more than one member of the management board. Expenses on occasion of business travel for transportation, meals, telephone and other necessary expenses will be reimbursed to the Executive according to the respective current travel expense guidelines at MorphoSys AG.

§ 13 Kontrollwechsel	Sec. 13 Change of control

(1) Für den Fall, dass	(1) In the event that

a) MorphoSys AG ihr Gesellschaftsvermögen im Ganzen oder in wesentlichen Teilen auf eine Gesellschaft überträgt, die kein Verbundenes Unternehmen der Gesellschaft ist,	a) MorphoSys AG transfers its company assets as a whole or in substantial parts to a company which is not an Affiliated Company of the Company,

b) MorphoSys AG mit einer Gesellschaft verschmolzen wird, die kein Verbundenes Unternehmen der Gesellschaft ist,	b) MorphoSys AG is merged with a company, which is not an Affiliated Company of the Company,

c) mit der MorphoSys AG als abhängigem Unternehmen ein Unternehmensvertrag nach § 291 AktG abgeschlossen oder die MorphoSys AG nach § 319 AktG eingegliedert wird, oder	c) MorphoSys AG as dominated company is party to an inter-company agreement pursuant to Sec. 291 Stock Corporation Act (Aktiengesetz) or is integrated pursuant to Sec. 319 Stock Corporation Act, or

d) ein Aktionär oder Dritter direkt oder indirekt mindestens 30 % der Stimmrechte an Aktien der MorphoSys AG hält, einschließlich dem Aktionär oder Dritten nach § 30 WpÜG zuzurechnenden Stimmrechten,

d)  a shareholder or a third party directly or indirectly holds at least 30% of the voting rights in shares of MorphoSys AG, including voting rights attributed to the shareholder or the third party pursuant to Sec. 30 Securities Acquisition

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and Takeover Act (Wertpapiererwerbs-und Übernahmegesetz),

(die unter § 13 Abs. 1 a-d beschriebenen Fallgruppen, einzeln oder gemeinsam, der „Kontrollwechsel“)	(the constellations described under Sec. 13 para.1 a-d, alone or jointly, the “Change of Control”)

und sich der Verantwortungsbereich des Vorstandsmitglieds innerhalb eines Jahres nach Eintritt des Kontrollwechsels wesentlich reduziert,	and the Executive’s area of responsibilities is materially reduced within one year following the Change of Control, hat das Vorstandsmitglied das Recht, jeweils innerhalb von drei Monaten nach Eintritt der Reduzierung der Verantwortungsbereiche das Amt als Mitglied des Vorstands mit einer Frist von drei Monaten zum Ende eines Kalendermonats niederzulegen. Zum Zeitpunkt der Wirksamkeit der Niederlegung des Vorstandsmandats endet zugleich und unmittelbar auch der Dienstvertrag.

the Executive shall be entitled to step down as member of the management board in each case within three months after the occurrence of a reduction of the area of responsibilities with a notice of three months to the end of the calendar month. In such case, this service agreement will automatically terminate at time the stepping-down as member of the management board becomes effective.

(2)   Es soll gewährleistet sein, dass das Vorstandsmitglied einen etwaigen Kontrollwechsel ausschließlich im Interesse der Gesellschaft und ihrer Aktionäre beurteilt und sein Verhalten nicht von der Sorge um wirtschaftliche Nachteile als Folge eines Kontrollwechsels geleitet wird.

(2)   It shall be ensured that the Executive assesses a potential Change of Control solely in the interest of the Company and its shareholders and that the Executive’s actions are not affected by any potential detriments suffered in case of such Change of Control.

Für den Fall der Amtsniederlegung steht dem Vorstandsmitglied deswegen die Vergütung gemäß § 5 Abs. 1 und Abs. 2 dieses Dienstvertrags bis zum regulären Ablauf dieses Dienstvertrags als Abfindung zu. § 9 Abs. 3 Satz 1, Satz 3 dieses Dienstvertrags gilt entsprechend. Die Abfindung ist auf die Karenzentschädigung gemäß § 10 Abs. 3 dieses Dienstvertrages anzurechnen. Die Höhe des Bonusanspruchs gemäß § 5 Abs. 2 dieses Dienstvertrags entspricht dem Bonus des letzten Geschäftsjahres vor Amtsniederlegung. Als Beispiel mit fiktiven Zahlen: Der volle Bonus für 2022 lag bei 120. Das Vorstandsmitglied scheidet infolge Amtsniederlegung nach Kontrollwechsel zum 30. Juni 2023 aus. Sein Amt hätte ohne Amtsniederlegung erst mit Ablauf des 31.12.2024 geendet. Der Bonus für 2023 hätte bei 240 gelegen. Der Bonusanspruch des Vorstandsmitglieds für die Jahre 2023 und 2024 entspricht dem Bonus aus 2022 und beträgt für jedes Jahr 120.

Therefore, in case the Executive is stepping down as member of the management board, the Executive shall be entitled to the compensation pursuant to Sec. 5 para. 1 and para. 2 of this service agreement as severance pay until the routine expiration hereof. Sec. 9 para. 3, sentence 1, sentence 2 shall apply accordingly. The severance pay shall be credited against the Compensation Payment according to Sec. 10 para. 3 of this service agreement. The amount of the bonus claim pursuant to Sec. 5 para. 2 of this service agreement corresponds to the bonus during the last business year prior to the stepping down. For example (on the basis of abstract figures: The full bonus for 2022 amounts to 120. The Executive resigned from office with effect as of June 30, 2023, following a change of control. Without the resignation, his term of office would have ended on December 31, 2024. The bonus for 2023 would have amounted to 240. The bonus entitlement of the Executive for 2023 and 2024 corresponds to the bonus for 2022 and amounts for each year to 120.

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Die Abfindung wird spätestens innerhalb eines Monats nach Ausscheiden des Vorstandsmitglieds zur Zahlung fällig.	The severance payment shall be due for payment within one month after the departure of the Executive at the latest.

(3)   Im Fall der Amtsniederlegung gemäß § 13 Abs. 1 dieses Dienstvertrags werden alle von dem Vorstandsmitglied gehaltenen, im Rahmen des Long-Term Incentive Programm ausgegebene Performance Shares, Performance Share Units, Aktienoptionen und/oder sonstige vergleichbare Instrumente mit Vergütungscharakter (diese einzeln oder gemeinsam, die „LTIs“), unabhängig von den jeweils geltenden Vestingperioden, vollständig unverfallbar (fully vested). Die jeweiligen Programmbedingungen können Sonderregelungen vorsehen.

(3)   In case the Executive steps down as member of the management board pursuant to Sec. 13 para. 1 of this service agreement, all performance shares, performance share units and stock options granted under the Long-Term Incentive Program, and/or any other similar instruments granted as compensation held by the Executive (alone or jointly, the “LTIs”) shall become fully vested irrespective of the respective applicable running vesting periods. The respective provisions may provide special provisions.

Nach Ablauf der nach Gesetz und den entsprechenden Regelungen betreffend die LTIs anwendbaren Wartezeit ist das Vorstandsmitglied befugt, die jeweilige LTIs in Übereinstimmung mit den jeweiligen Programmbedingungen auszuüben.

After the lapse of statutory waiting as well as the contractually agreed periods applicable to the LTIs the Executive is entitled to exercise the LTIs in accordance with the respective applicable provisions.

(4)   Im Falle der Ausübung des Rechts zur Niederlegung des Vorstandsmandats nach §13 Abs. 1 sind Urlaubsansprüche, soweit sie wegen der Beendigung des Dienstverhältnisses nicht mehr gewährt werden können und auch nicht auf die Zeit einer etwaigen Freistellung angerechnet werden können, abzugelten.

(4)   In case the right to step down as member of the management board according to Sec. 13 para. 1 is exercised, any vacation entitlements which may no longer be granted due to the termination of the service agreement and which also may not be credited against a Company leave shall be compensated for.

(5)   Es wird klargestellt, dass dem Vorstandsmitglied die Rechte unter vorstehendem § 13 Abs. 1 auch dann für den dort genannten Zeitraum von drei (3) Monaten zustehen, wenn innerhalb dieses Zeitraums gleichzeitig ein Fall von § 9 Abs. 2 dieses Dienstvertrags vorliegt.

(5)   For clarification purposes: The Executive shall also have the rights under the above Sec. 13 para. 1 within the referenced time period of three (3) months if within this time period the prerequisites of Sec. 9 para. 2 are met.

§ 14 Maximalvergütung	Sec. 14 Maximum Remuneration

(1)   Der Aufsichtsrat der Gesellschaft hat gemäß § 87a Abs. 1 Satz 2 Nr. 1 AktG eine Maximalvergütung für alle Mitglieder des Vorstands der Gesellschaft festgelegt. Die Maximalvergütung für das Vorstandsmitglied für ein Geschäftsjahr, die nicht überschritten werden darf, beträgt EUR 9.000.000,00. Bei unterjährigem Ein- oder Ausscheiden des Vorstandsmitglieds reduziert sich die Maximalvergütung anteilig

(1)   The supervisory board of the Company has determined a maximum remuneration for the members of the management board of the Company in accordance with Sec. 87a para. 1, sentence 2, no. 1 AktG. The maximum remuneration of the Executive for one financial year, which must not be exceeded, amounts to EUR 9,000,000.00. In case of commencement or termination of the office of the Executive during the calendar year, the maximum remuneration decreases pro rata temporis.

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(2)   In die Maximalvergütung für ein Geschäftsjahr fließen alle Vergütungsbestandteile ein, die das Vorstandsmitglied für das betreffende Geschäftsjahr erhält. Zur Klarstellung: Es kommt nicht darauf an, in welchem Geschäftsjahr die Vergütung ausgezahlt, sondern für welches Geschäftsjahr sie gewährt wurde. Die Maximalvergütung umfasst insbesondere das Jahresbruttofixgehalt, den jährlichen Bonus, Nebenleistungen, Altersvorsorgeleistungen sowie den Zufluss aus LTIs, die dem Vorstandsmitglied für das betreffende Geschäftsjahr gewährt wurden. Der „Zufluss“ entspricht dem tatsächlichen Wertzufluss beim Vorstandsmitglied zum Zeitpunkt der erstmaligen Ausübbarkeit der LTIs (unabhängig davon, ob die LTIs zu diesem Zeitpunkt tatsächlich ausgeübt werden, oder nicht).

(2)   The maximum remuneration for one financial year includes all remuneration components the Executive receives for the respective financial year. For clarification purposes: It does not depend on when the remuneration was paid but for which financial year it was granted. The maximum remuneration comprises in particular the fixed yearly gross salary, the annual bonus, fringe benefits and pensions as well as the Inflow under LTIs, which were granted to the Executive for the respective financial year. The “Inflow” corresponds to the actual inflow value received by the Executive at the time the LTIs first become exercisable (independent of whether they are exercised at that time or not).

(3)   Soweit die Maximalvergütung für ein Geschäftsjahr überschritten würde, verfallen LTIs nach Maßgabe der jeweiligen Planbedingungen in dem Umfang, wie es erforderlich ist, um die Einhaltung der Maximalvergütung zu gewährleisten.

(3)   To the extent the maximum remuneration for one financial year would be exceeded, LTIs shall forfeit in accordance with the applicable plan conditions to the extent necessary to ensure compliance with the maximum remuneration.

§ 15 Malus; Clawback	Sec. 15 Malus; Clawback

(1)   Der Aufsichtsrat ist berechtigt, im Falle von vorsätzlichen oder grob fahrlässigen Verstößen des Vorstandsmitglieds gegen gesetzliche Pflichten oder unternehmensinterne Verhaltensrichtlinien der Gesellschaft (jeweils eine „Pflichtverletzung“) einen noch nicht ausbezahlten jährlichen Bonus für das Geschäftsjahr, in dem die Pflichtverletzung aufgetreten ist, ganz oder teilweise einzubehalten, oder LTIs, die für das betreffende Geschäftsjahr gewährt wurden, ganz oder teilweise verfallen zu lassen. Der Aufsichtsrat ist in den vorstehenden Fällen ferner berechtigt, einen bereits ausbezahlten jährlichen Bonus für das Geschäftsjahr, in dem die Pflichtverletzung aufgetreten ist, ganz oder teilweise zurückzufordern, sofern seit der Auszahlung nicht mehr als drei Jahre vergangen sind. Der Aufsichtsrat ist in den vorstehenden Fällen außerdem berechtigt, Ausgleichszahlungen für bereits ausgeübte und erfüllte LTIs zu fordern, sofern seit der Ausübung der LTIs nicht mehr als drei Jahre vergangen sind.

(1)   In the event the Executive wilfully or grossly negligent (vorsätzlich oder grob fahrlässig) breaches statutory duties or internal behavioural guidelines (each a “Breach of Duty”), the supervisory board is entitled to reclaim an annual bonus payment not yet effected in whole or in part for the financial year in which the Breach of Duty occurs, or to decide that LTIs, which were granted for such financial year shall forfeit in whole or in part. The supervisory board is further entitled, in the above cases, to reclaim in whole or in part an annual bonus payment for the financial year, in which the Breach of Duty occurred, which was already effected, provided that not more than three years have passed since the pay-out. The supervisory board is further entitled, in the above cases, to claim for compensation payments for LTIs which have already been exercised and settled, provided that not more than three years have passed since the exercise of the LTIs.

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(2)   Der Nachweis eines Schadens ist nicht erforderlich. Bei einer dauerhaften oder wiederholten Pflichtverletzung gilt Absatz 1 für jedes Geschäftsjahr, in dem die Pflichtverletzung noch anhält oder wieder auftritt. Der Aufsichtsrat entscheidet über den Einbehalt oder die Rückforderung der variablen Vergütung nach Abs. 1 jeweils nach pflichtgemäßem Ermessen im Einzelfall und unter Berücksichtigung der jeweiligen Umstände, insbesondere der Bedeutung der verletzten Pflicht, des Verursachungsbeitrags des Vorstandsmitglieds und des eingetretenen Schadens und unter Abwägung der Interessen beider Parteien.

(2)   Proof of damage is not required. In the event of a permanent or recurring Breach of Duty, para. 1 shall apply to all financial years in which the Breach of Duty occurs or is still continuing. The supervisory board shall decide upon retaining or reclaiming variable remuneration in accordance with para. 1 at its due discretion in each individual case and taking into account the circumstances of the individual case, in particular the significance of the duty that has been breached, the weight of the casual contribution of the Executive and the damage incurred, and considering the interest of both parties.

(3)   Der Aufsichtsrat ist ferner berechtigt, variable Vergütung zurückzufordern, wenn sich herausstellt, dass die Berechnungsgrundlage für die Auszahlung unrichtig war, sofern seit der Auszahlung nicht mehr als drei Jahre vergangen sind. Ein Vertretenmüssen des Vorstandsmitglieds ist nicht erforderlich. § 818 Abs. 3 BGB findet keine Anwendung. Die Höhe des Rückzahlungsanspruchs der Gesellschaft entspricht der Differenz zwischen dem Auszahlungsbetrag und dem Betrag, der basierend auf einer korrigierten Berechnungsgrundlage hätte ausbezahlt werden müssen, einschließlich der von der Gesellschaft für den zurückgeforderten Betrag abgeführten Steuern und Sozialabgaben.

(3)   The supervisory board is further entitled to reclaim variable remuneration in case the calculation on the basis of which the pay-out was based turns out to be incorrect, provided that not more than three years have been passed since the payout. Fault (Vertretenmüssen) on the part of the Executive is not required. Sec. 818 para. 3 of the German Civil Code (BGB) shall not apply. The amount of the repayment claim of the Company corresponds to the difference between the pay-out actually made and the amount that would have been paid out based on the correct calculation, including taxes and social security contributions paid by the Company for the reclaimed amount.

(4)   Schadensersatzansprüche der Gesellschaft bleiben unberührt. Die vorstehenden Absätze gelten auch dann, wenn der Dienstvertrag und/oder das Amt des Vorstandsmitglieds zum Zeitpunkt der Geltendmachung des jeweiligen Anspruchs durch den Aufsichtsrat bereits beendet ist. Die Planbedingungen der jeweiligen langfristigen Anreizprogramme der Gesellschaft können Sonderregelungen vorsehen.

(4)   Claims for damages of the Company shall remain unaffected. The above paragraphs shall also apply in case the service relationship and/or the appointment of the Executive already has ended at the time the respective claim is asserted by the Supervisory Board. The plan conditions of the respective long-term incentive programs of the Company may provide for special provisions.

(5) Das Vorstandsmitglied akzeptiert hiermit die als Anlage 2 diesem Dienstvertrag beigefügte Compensation Recovery Policy.	(5) The Executive herewith accepts the terms & conditions of the compensation recovery policy as attached as Annex 2 to this service agreement.

§ 16 Versicherungsschutz	Sec. 16 Insurance coverage

(1) Um das Vorstandsmitglied gegen mögliche Schadensersatzansprüche aufgrund der Organtätigkeit abzusichern, wird durch die	(1) In order to safeguard the Executive against possible claims relating to his office as a member of the management board, the

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Gesellschaft eine angemessene Versicherung „Directors and Officers Insurance (D&O)“ abgeschlossen. Die D&O Versicherung gilt auch für Ansprüche, die nach Beendigung des Dienstvertrags geltend gemacht werden. Der Versicherungsschutz richtet sich nach den anwendbaren Versicherungsbedingungen. Die Versicherung hat einen Selbstbehalt in Höhe von mindestens 10 % des Schadens bis mindestens zur Höhe des Eineinhalbfachen der festen jährlichen Vergütung nach § 5 Abs. 1 dieses Dienstvertrags vorzusehen, der von dem Vorstandsmitglied zu tragen ist. Dem Vorstandsmitglied ist es gestattet den Selbstbehalt auf eigene Kosten zu versichern.

Company will enter into an adequate “Directors and Officers Insurance (D&O)”. The D&O Insurance also covers claims which are made after the termination of this service agreement. The coverage of the insurance is governed by the applicable insurance provisions. The insurance must provide for a deductible to be borne by the Executive in the amount of no less than 10% of the damage up to at least an amount equal to 1.5 times the fixed annual compensation pursuant to Sec. 5 para. 1 of this service agreement. The Executive shall be entitled to take up a separate insurance at his own behalf and account for the deductible.

(2)   MorphoSys AG wird das Vorstandsmitglied für die Dauer des Dienstvertrages gegen Unfall versichern. Die Versicherungssummen betragen: Todesfall EUR 700.000,00, Invalidität EUR 400.000,00 (mit einer Progression in Höhe von 350%); Krankentagegeld EUR 51,13.

(2)   MorphoSys AG will insure the Executive against accidents for the duration of the service agreement. The insurance coverage is as follows: death EUR 700,000.00; disability EUR 400,000.00 (with a progression in the amount of 350%); per diem in case of illness EUR 51.13.

(3)   Das Vorstandsmitglied erhält eine monatliche Zahlung als Ausgleich für den von der Gesellschaft für einen Arbeitnehmer zu entrichtenden Höchstbeitrag zur Sozialversicherung (Arbeitgeberanteil). Der Betrag richtet sich nach den jeweils geltenden Höchstsätzen des vom Arbeitgeber zu entrichtenden Anteils an der Sozialversicherung für Arbeitnehmer.

(3)   The Executive receives a monthly payment as compensation for the maximum amount to be paid by the Company for an employee with regard to social insurance (employer’s contribution). The amount matches the respective applicable statutory maximum amount of the employer’s contribution.

(4)   Die Gesellschaft unterhält für das Vorstandsmitglied eine Auslandskrankenversicherung sowie eine Reisegepäckversicherung. Die Gesellschaft übernimmt für das Vorstandsmitglied die Beiträge, die an die Berufsgenossenschaft entrichtet werden.

(4)   The Company provides the Executive with a travel insurance (Auslandskrank-enversicherung) as well as a baggage insurance. The Company remits on behalf of the Executive the fees payable to the employer’s liability insurance association (Berufsgenossenschaft).

(5)   Die Gesellschaft wird für die Zeiträume dieses Dienstvertrags gegen entsprechenden Nachweis dem Vorstandsmitglied die Kosten und Auslagen für eine private Krankenversicherung bis zu einem Betrag von EUR 8.000,00 brutto pro Monat erstatten.

(5)   Against substantiation, during the term of this service agreement, the Company shall reimburse the Executive for all cost and expenses triggered by a private health insurance in an amount of up to gross EUR 8,000.00 per month.

§ 17 Aufwandsentschädigung für doppelte Haushaltsführung, Besuchsflüge, Lebensmittelpunkt	Sec. 17 Expense allowance for double household, visitation flight, primary residence

(1) Das Vorstandsmitglied erhält eine Aufwandsentschädigung für tatsächlich entstandene Unterkunftskosten für seinen	(1) The Executive receives expense allowances for actually incurred accommodation costs for his secondary residence in Munich up to a

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Zweitwohnsitz in München in Höhe von bis zu EUR 7.000,00 monatlich. Entsprechende Aufwendungen (z.B. Miete, Afa, Reparaturkosten, Zinsen, Nebenkosten) sind gegenüber der Gesellschaft nachzuweisen. Das Vorstandsmitglied hat den nicht steuerfreien Teil der Aufwandsentschädigung nach den jeweils maßgeblichen steuerlichen Vorschriften zu versteuern. Diese Steuern werden ihm auf Nachweis von der Gesellschaft erstattet.

maximum of EUR 7,000.00 per month. Proof of the respective expenses (such as rental costs, depreciation, repair costs, interest rates, incidental expenses) has to be provided to the Company. The Executive shall pay taxes for such portion of the expense allowances, which are not tax-free in accordance with applicable tax provisions, which shall then be reimbursed by the Company.

(2)   Die Ehefrau des Vorstandsmitglieds hat Anspruch auf zehn (10) Besuchsflüge (Business Class) Boston nach München und zurück; die tatsächlich entstandenen und nachgewiesenen Kosten werden an das Vorstandsmitglied erstattet.

(2)   The Executive’s spouse is entitled to zehn (10) visitation flights (business class) per calendar year from Boston to Munich and back; a refund of the costs actually incurred and proven for the visitation flights is granted to the Executive.

(3)   Der Hauptwohnsitz des Vorstandsmitglieds wird weiterhin in den USA liegen; dementsprechend besteht Einigkeit, dass sich das Vorstandsmitglied regelmäßig in den USA aufhalten und dort seinen Lebensmittelpunkt behalten wird.

(3)   The Executive will continue to have his primary residence in the USA; accordingly, it is agreed that the Executive will regularly reside, and will continue to have the center of his life in the USA.

§ 18 Abschnitt 409A des Internal Revenue Code	Sec. 18 Sec. 409A of the Internal Revenue Code

(1)   Die Vergütung und Nebenleistungen, die im Rahmen dieses Dienstvertrags gewährt werden, sollen die Anforderungen des Abschnitts 409A des Internal Revenue Code von 1986 in seiner jeweils gültigen Fassung (der „Code“) erfüllen oder hiervon ausgenommen sein, und dieser Dienstvertrag soll im Einklang mit der vorstehenden Absicht ausgelegt und administriert werden. Die vorstehende Absicht ist jedoch nicht als eine Garantie der Gesellschaft für bestimmte steuerliche Auswirkungen für das Vorstandsmitglied unter diesem Dienstvertrag zu verstehen und begründet auch keine Entschädigungspflicht der Gesellschaft. Für den Fall, dass die Gesellschaft und das Vorstandsmitglied vernünftigerweise der Ansicht sind, dass einzelne Bestimmungen oder Leistungen unter diesem Dienstvertrag gegen Abschnitt 409A des Codes verstoßen, werden sie in gutem Glauben zusammenarbeiten, um die Bestimmungen dieses Dienstvertrags zu ändern oder zu ergänzen, wobei sie sich bemühen, die angestrebten wirtschaftlichen Vorteile des Dienstvertrags aufrechtzuerhalten.

(1)   The compensation and benefits under this service agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this service agreement will be interpreted and administered in a manner consistent with that intent. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this service agreement and shall not constitute an indemnity from the Company to the Executive. In the event the Company and the Executive reasonably believe that the provisions of or payments under this service agreement violate Section 409A of the Code, they shall cooperate in good faith to modify or amend the terms of this service agreement while endeavoring to maintain the intended economic benefits of the service agreement.

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(2)   Soweit es erforderlich ist, um eine Einhaltung des Abschnitts 409A des Codes zu gewährleisten und die Erhebung einer Verbrauchssteuer (excise tax) zu vermeiden, gilt eine Beendigung des Dienstverhältnisses oder der Tätigkeit für die Zwecke solcher Bestimmungen dieses Dienstvertrags, die Zahlungen oder Leistungen für den Fall oder nach einer Abberufung oder Beendigung des Dienstverhältnisses oder der Tätigkeit vorsehen, als nicht eingetreten, es sei denn, diese Beendigung ist zugleich ein „separation from service“ im Sinne des Abschnitts 409A des Codes. Verweise auf „vorzeitige Abberufung“, „Amtsniederlegung“, „Beendigung des Dienstvertrags“ oder ähnliche Begriffe, die in diesem Dienstvertrag verwendet werden, beziehen sich auf das Datum an dem erstmals ein „separation from service“ im Sinne des Abschnitts 409A des Codes eintritt, soweit dies zur Einhaltung des Abschnitts 409A des Codes erforderlich ist. Jede Zahlung unter diesem Dienstvertrag stellt ein „separate payment“ im Sinne des Abschnitts 409A des Codes dar. Darüber hinaus gilt, ungeachtet abweichender Bestimmungen in diesem Dienstvertrag und soweit es erforderlich ist, um die Erhebung von Verbrauchssteuern (excise tax) gemäß Abschnitt 409A des Codes zu vermeiden, ein Kontrollwechsel als nicht eingetreten, solange ein solches Ereignis nicht ein Kontrollwechselereignis im Sinne des Abschnitts 409A des Codes darstellt.

(2)   To the extent necessary to comply with Section 409A of the Code, including to avoid the imposition of any excise tax under Code Section 409A, any termination of employment or service shall not be deemed to have occurred for purposes of any provision of this service agreement providing for the payment of any amounts or benefits upon or following dismissal or termination of employment or service unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and references to “premature dismissal”, “stepping down,” “termination of the service agreement” and similar terms used in this service agreement mean, to the extent necessary to comply with Section 409A of the Code, the date that the Executive first incurs a “separation from service” within the meaning of Section 409A of the Code. Each payment under this service agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. Additionally, notwithstanding anything to the contrary in the service agreement, to the extent required to avoid the imposition of any excise tax under Code Section 409A, no Change of Control shall be deemed to occur unless such event constitutes a change in control event (as determined in accordance with Section 409A of the Code).

(3)   Soweit Erstattungen im Rahmen dieses Dienstvertrags unter das Einkommen des Vorstandsmitglieds fallen und nicht qualifizierte aufgeschobene Vergütung (nonqualified deferred compensation) im Sinne des Abschnitts 409A des Codes darstellen, sind solche Erstattungen an das Vorstandsmitglied zum jeweils festgelegten Zeitpunkt zu bezahlen, jedenfalls aber nicht später als bis zum 31. Dezember des Jahres, das auf das Jahr folgt, in dem die Aufwendungen bei dem Vorstandsmitglied entstanden sind. Die Erstattungen unterliegen weder der Liquidation noch dürfen sie durch eine andere Leistung ersetzt werden, und die erstattungsfähigen Auslagen eines Jahres dürfen die erstattungsfähigen Auslagen des Folgejahres nicht erhöhen oder verringern.

(3)   To the extent any reimbursement provided under this service agreement is includable in the Executive’s income and could be characterized as nonqualified deferred compensation for purposes of Section 409A of the Code, such reimbursements shall be paid to the Executive at the time specified, but not later than 31 December of the year following the year in which the Executive incurs the expense, and shall not be subject to liquidation or exchange for another benefit, and the amount of reimbursable expenses provided in one year shall not increase or decrease the amount of reimbursable expenses to be provided in a subsequent year.

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(4)   Sofern das Vorstandsmitglied zum Zeitpunkt seines Ausscheidens aus der Gesellschaft ein „specified employee“ im Sinne des Abschnitts 409A des Codes ist, und eine infolge seines Ausscheidens zu leistende Zahlung gemäß Abschnitt 409A des Codes um sechs Monate aufgeschoben werden muss, zahlt die Gesellschaft diese Zahlung an das Vorstandsmitglied ungeachtet abweichender Bestimmungen dieses Dienstvertrags an dem Tag, der sechs Monate nach dem Ausscheiden des Vorstandsmitglieds aus der Gesellschaft liegt (oder, falls der Zeitpunkt früher eintritt, unverzüglich nach dem Tod des Vorstandsmitglieds). Der zu zahlende Betrag entspricht der Summe der Zahlungen, die an das Vorstandsmitglied während der sechs Monate nach seinem Ausscheiden gezahlt worden wären, wenn die Zahlung zu diesem Zeitpunkt begonnen hätte, jedoch ohne Zinsen.

(4)   Notwithstanding anything in this service agreement to the contrary, if at the time of the Executive’s separation from service with the Company, the Executive is a “specified employee” as defined in Section 409A of the Code, and any payment payable under this service agreement as a result of such separation from service is required to be delayed by six months pursuant to Section 409A of the Code, then the Company will make such payment on the date that is six months following the Executive’s separation from service with the Company (or, if earlier, as soon as practicable, following the Executive’s death). The amount of such payment will equal the sum of the payments that would have been paid to the Executive during the six-month period immediately following the Executive’s separation from service had the payment commenced as of such date and will not include interest.

§ 19 Abschnitt 280G des Internal Revenue Code	Sec. 19 Sec. 280G of the Internal Revenue Code

Ungeachtet abweichender Bestimmungen in diesem Dienstvertrag und für den Fall, dass die gemäß diesem Dienstvertrag geleisteten Zahlungen und sonstige Leistungen gemeinsam mit sämtliche sonstigen Zahlungen und Leistungen, die das Vorstandsmitglied erhalten wird („Zahlungen“), „parachute payments“ im Sinne des Abschnitts 280G des Codes darstellen und ohne diesen § 19 der Verbrauchssteuer (excise tax) gemäß Abschnitt 4999 des Codes unterliegen würden, sind die Zahlungen an das Vorstandsmitglied entweder (i) in voller Höhe oder (ii) um einen solchen Betrag geringer zu zahlen, dass die Zahlungen nicht der Verbrauchssteuer (excise tax) unterliegen (die „Gekürzte Zahlung“), wobei maßgeblich ist, welcher der vorgenannten Beträge unter Berücksichtigung der jeweils anwendbaren Einkommens-und Lohnsteuer auf Bundes-, Landes-und Kommunalebene sowie der Verbrauchssteuer (excise tax) dazu führt, dass das Vorstandsmitglied nach Abzug von Steuern den größten Betrag erhält, ungeachtet dessen, dass alle oder ein Teil der Zahlungen der Verbrauchssteuer (excise tax) unterliegen können. Ist nach diesem § 19 eine Gekürzte Zahlung zu leisten, wird die Kürzung der

Notwithstanding anything contained in this service agreement to the contrary, in the event that the payments and benefits provided pursuant to this service agreement, together with all other payments and benefits received or to be received by the Executive (“Payments”), constitute “parachute payments” within the meaning of Code Section 280G, and, but for this Section 19, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments shall be made to the Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account applicable federal, state and local income and employment taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a Reduced Payment is to be made under this section, reduction of Payments will occur in the following order: reduction of cash payments, then cancellation of

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Zahlungen in der folgenden Reihenfolge vorgenommen: Kürzung der Barvergütung, Aufhebung der aktienbasierten Vergütung und des „accelerated vesting“ von LTIs, Kürzung sonstiger Leistungen. Soll das „accelerated vesting“ der LTIs aufgehoben werden, so wird das „accelerated vesting“ in der umgekehrten Reihenfolge des Datums der Zuteilung aufgehoben. Soll die Barvergütung oder sonstige Leistungen gekürzt werden, erfolgt die Kürzung in umgekehrter Reihenfolge, beginnend mit den zeitlich am Längsten zurückliegenden Zahlungen und Leistungen. Bestimmungen gemäß diesem § 19 werden von einer unabhängigen Wirtschaftsprüfungsgesellschaft (oder einer vergleichbaren, auf die Berechnung von Verbrauchssteuern spezialisierten Gesellschaft) vorgenommen, die von der Gesellschaft vor dem Kontrollwechsel ausgewählt wird und für das Vorstandsmitglied vernünftigerweise zu akzeptieren ist (die „Wirtschaftsprüfungsgesellschaft“). Die Kosten der Wirtschaftsprüfungsgesellschaft trägt die Gesellschaft. Die Feststellungen der Wirtschaftsprüfungsgesellschaft sind für die Gesellschaft und das Vorstandsmitglied verbindlich, sofern kein offensichtlicher Fehler vorliegt.

equity-based payments and accelerated vesting of equity awards, and then reduction of any benefits. If accelerated vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with the payments and benefits which are to be paid furthest away in time. Determinations under this Section 19 shall be made by an independent accounting firm (or similar firm specializing in Excise Tax calculations) selected by the Company prior to the applicable Change of Control and reasonably acceptable to Executive (the “Accounting Firm”). The costs of the Accounting Firm shall be borne by the Company and the Accounting Firm’s determinations shall be binding on the parties absent manifest error.

§ 20 Schlussbestimmungen	Sec. 20 Final provisions

(1)   Dieser Dienstvertrag ersetzt den Ursprünglichen Dienstvertrag einschließlich aller Änderungen und Ergänzungen hierzu. Änderungen und Ergänzungen dieses Dienstvertrages bedürfen zu ihrer Wirksamkeit der Schriftform. Mündliche Vereinbarungen über die Aufhebung der Schriftform sind nichtig.

(1)   This service agreement replaces the Initial Service Agreement including all amendments and adaptions hereto. Changes and amendments to the service agreement shall be in writing to be effective. Verbal agreements about the abrogation of the written form are invalid.

(2)   Sollte eine Bestimmung dieses Dienstvertrags ganz oder teilweise unwirksam sein oder ihre Wirksamkeit später verlieren, so soll hierdurch die Gültigkeit der übrigen Bestimmungen nicht berührt werden. Anstelle der unwirksamen Bestimmung soll, soweit nur rechtlich zulässig, eine andere angemessene Regelung gelten, die wirtschaftlich dem am nächsten kommt, was die Vertragspartner gewollt haben oder gewollt hätten, wenn sie die Unwirksamkeit der Regelung bedacht hätten. Dies gilt auch, wenn die Unwirksamkeit einer

(2)   If a provision of this service agreement is entirely or partially invalid or in case it loses its legal effect later, this shall not affect the validity of the remaining provisions. Instead of the invalid provision another stipulation shall apply, as far as legally admissible, which comes economically closest to what the parties intended or would have intended had they considered the invalidity of the stipulation. This also applies if the invalidity of the provisions is based on a measure of performance or time in

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Bestimmung auf einem in diesem Dienstvertrag vorgeschriebenen Maß der Leistung oder Zeit beruht; es soll dann ein dem Gewollten möglichst nahekommendes rechtlich zulässiges Maß der Leistung oder Zeit als vereinbart gelten. Das Gleiche gilt im Fall von Lücken dieses Dienstvertrages.

this service agreement; then a legally valid measure of performance or time shall be deemed applied that comes closest to the intention of the parties. The same applies in case of a gap in this service agreement.

(3)   Beide Parteien verpflichten sich, bei der Durchführung dieses Dienstvertrags, insbesondere bei der Abgabe von Erklärungen, mitzuwirken, ggf. erforderliche Unterschriften zu leisten und alles zu tun, was erforderlich, geeignet und dienlich erscheint, die Zweckerreichung des Dienstvertrags zu gewährleisten.

(3)   Each party undertakes to take all necessary steps, in particular, with regard to taking action, rendering signatures when required to ensure the aim of this service agreement in the course of its execution.

(4)   Erfüllungsort für alle Leistungen aus diesem Dienstvertrag ist der Sitz der Gesellschaft. Der Sitz der Gesellschaft wird für den Fall des § 38 Abs. 3 Nr. 2 ZPO als Gerichtsstand vereinbart. Dieser Dienstvertrag unterliegt dem Recht der Bundesrepublik Deutschland, mit Ausnahme der als Anlage 2 beigefügten Compensation Recovery Policy, für die das Recht der Bundesrepublik Deutschland nur gilt, soweit es nicht den Gesetzen der Vereinigten Staaten von Amerika und den von der United States Securities and Exchange Commission erlassenen Vorschriften über die zwingende Rückforderung von Vergütung mit Anreizwirkung für Führungskräfte widerspricht.

(4)   Place of performance for all services in this service agreement is the registered office of the Company. The registered office of the Company is agreed as venue in case of Sec. 38 para. 3 No. 2 ZPO (Civil Procedure Code). This service agreement is subject to the law of the Federal Republic of Germany, except as for the compensation recovery policy attached as Annex 2, which shall be subject to the law of the Federal Republic of Germany except to the extent inconsistent with laws of the United States and regulations promulgated by the United States Securities and Exchange Commission governing mandatory executive incentive compensation recovery.

(5)   Falls sich die deutsche und die englische Fassung dieses Dienstvertrages widersprechen, gilt ausschließlich die deutsche Fassung. Dies gilt nicht für § 18 und § 19 sowie für Anlage 2, für die ausschließlich die englische Fassung maßgeblich ist.

(5)   In the event of discrepancies between the German and the English version of this service agreement the German version prevails. The aforementioned shall not apply to Sec. 18 and Sec. 19 as well as to Annex 2, for which exclusively the English version prevails.

[Unterschriftenseite folgt / signature page follows]

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MorphoSys AG

Planegg, den / this December 30, 2023

/s/ Jean-Paul Kress
Dr. Jean-Paul Kress

/s/ Marc Cluzel
(Aufsichtsrat der MorphoSys AG, vertreten durch seinen Vorsitzenden Dr. Marc Cluzel)

Anlage 1 / Annex 1    Nebentätigkeiten und Ämter / secondary employments and offices

Gesellschaft / Entity	Funktion / Function
Erythec Pharma Inc.	Vorsitzender des Board of Directors / Chairman of the Board of Directors[1]

[1]	Until June 2003

Vorstand Dr. Jean-Paul Kress (Vorsitzender), Dr. Lucinda Crabtree, Ph.D. Aufsichtsratsvorsitzender Dr. Marc Cluzel	[***]

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Anlage 2 / Annex 2   Compensation Recovery Policy

1.	Overview

This Policy sets forth the circumstances and procedures under which the Company shall recover Erroneously Awarded Compensation from current and former Executive Officers of the Company in accordance with rules issued by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) and the Nasdaq Stock Market. Please refer to Section 3 below for definitions of capitalized terms used and not otherwise defined herein.

2.	Compensation Recovery Requirement

In the event the Company is required to prepare a Material Financial Restatement, the Company shall reasonably promptly recover all Erroneously Awarded Compensation with respect to such Material Financial Restatement, and each Covered Person shall be required to take all actions necessary to enable such recovery.

3.	Definitions

a.

“Applicable Recovery Period” means with respect to a Material Financial Restatement, the three completed fiscal years immediately preceding the Restatement Date for such Material Financial Restatement. In addition, in the event the Company has changed its fiscal year: (i) any transition period of less than nine months occurring within or immediately following such three completed fiscal years shall also be part of such Applicable Recovery Period and (ii) any transition period of nine to 12 months will be deemed to be a completed fiscal year.

b.

“Applicable Rules” means any rules or regulations adopted by the Exchange pursuant to Rule 10D-1 under the Exchange Act and any applicable rules or regulations adopted by the SEC pursuant to Section 10D of the Exchange Act.

c.

A “Covered Person means any Executive Officer of the Company. A person’s status as a Covered Person with respect to Erroneously Awarded Compensation shall be determined as of the time of receipt of such Erroneously Awarded Compensation regardless of their current role or status with the Company (e.g., if a person began service as an Executive Officer after the beginning of an Applicable Recovery Period, that person would not be considered a Covered Person with respect to Erroneously Awarded Compensation received before the person began service as an Executive Officer, but would be considered a Covered Person with respect to Erroneously Awarded Compensation received after the person began service as an Executive Officer where such person served as an Executive Officer at any time during the performance period for such Erroneously Awarded Compensation).

d.	“Effective Date” means October 2 2023.

e.

“Erroneously Awarded Compensation” means, with respect to a Material Financial Restatement, the amount of any Incentive-Based Compensation received by a Covered Person on or after the Effective Date during the Applicable Recovery Period that exceeds the amount that otherwise would have been received by the Covered Person had such compensation been determined based on the restated amounts in the Material Financial Restatement, computed without regard to any taxes paid. Calculation of Erroneously Awarded Compensation with respect to Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Material Financial Restatement, shall be based on a reasonable estimate of the effect of the Material Financial Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and the Company shall maintain documentation of the determination of

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such reasonable estimate and provide such documentation to the Exchange in accordance with the Applicable Rules.

f.	“Exchange” means the Nasdaq Stock Market LLC.

g.

An “Executive Officer” means any person who served as a member of the Management Board of the Company or any other person who satisfied the definition of “executive officer” of the Company under the Applicable Rules and received Incentive-Based Compensation after beginning service in such role (regardless of whether such Incentive-Based Compensation was received during or after such person’s service in such role) and served in such role at any time during the performance period for such Incentive-Based Compensation.

h.

“Financial Reporting Measures” mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measures that are derived wholly or in part from such measures (including, for example, a non-GAAP financial measure), and stock price and total shareholder return.

i.

“Incentive-Based Compensation” means any compensation provided, directly or indirectly, by the Company or any of its subsidiaries that is granted, earned, or vested based, in whole or in part, upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed received, earned or vested when the Financial Reporting Measure is attained, not when the actual payment, grant or vesting occurs.

j.	“Management Board” means the Company’s management board.

k.

A “Material Financial Restatement” means an accounting restatement of previously issued financial statements of the Company due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously-issued financial statements that is material to the previously-issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

l.

“Restatement Date” means, with respect to a Material Financial Restatement, the earlier to occur of: (i) the date the Management Board (with the consent of the Supervisory Board, if required) concludes, or reasonably should have concluded, that the Company is required to prepare the Material Financial Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare the Material Financial Restatement.

m.	“Supervisory Board” means the Company’s supervisory board.

4.	Exception to Compensation Recovery Requirement

The Supervisory Board (or the Management Board, if applicable) may elect not to recover Erroneously Awarded Compensation pursuant to this Policy if the Supervisory Board (or the Management Board, if applicable) determines that recovery would be impracticable, and one or more of the following conditions, together with any further requirements set forth in the Applicable Rules, are met: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, and the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation; (ii) recovery would cause the Company to violate a law of the Federal Republic of Germany that was adopted prior to November 28, 2022, and the Company obtains an opinion of a German legal counsel that recovery would result in a violation of such country’s law and provides the opinion to the Exchange; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan to fail to be so qualified under applicable regulations.

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6.	Tax Considerations

To the extent that, pursuant to this Policy, the Company is entitled to recover any Erroneously Awarded Compensation that is received by a Covered Person, the gross amount received (i.e., the amount the Covered Person received, or was entitled to receive, before any deductions for tax withholding or other payments) shall be returned by the Covered Person.

7.	Method of Compensation Recovery

The Supervisory Board (or the Management Board, if applicable) shall determine, in its sole discretion, the method for recovering Erroneously Awarded Compensation hereunder, which may include, without limitation, any one or more of the following:

a.	requiring reimbursement of cash Incentive-Based Compensation previously paid;

b.	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;

c.	cancelling or rescinding some or all outstanding vested or unvested equity-based awards;

d.	adjusting or withholding from unpaid compensation or other set-off;

e.	cancelling or setting-off against planned future grants of equity-based awards; and/or

f.	any other method permitted by applicable law or contract.

Notwithstanding the foregoing, a Covered Person will be deemed to have satisfied such person’s obligation to return Erroneously Awarded Compensation to the Company if such Erroneously Awarded Compensation is returned in the exact same form in which it was received; provided that equity withheld to satisfy tax obligations will be deemed to have been received in cash in an amount equal to the tax withholding payment made.

8.	Policy Interpretation

This Policy shall be interpreted in a manner that is consistent with the Applicable Rules and any other applicable law and shall otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Supervisory Board (or the Management Board, if applicable). The Supervisory Board (or the Management Board, if applicable) shall take into consideration any applicable interpretations and guidance of the SEC in interpreting this Policy, including, for example, in determining whether a financial restatement qualifies as a Material Financial Restatement hereunder. To the extent the Applicable Rules require recovery of Incentive-Based Compensation in additional circumstances besides those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules.

9.	Policy Administration

This Policy shall be administered by the Supervisory Board (or the Management Board, if applicable). The Supervisory Board (or the Management Board, if applicable) shall have such powers and authorities related to the administration of this Policy as are consistent with the governing documents of the Company and applicable law. The Supervisory Board (or the Management Board, if applicable)shall have full power and authority to take, or direct the taking of, all actions and to make all determinations required or provided for under this Policy and shall have full power and authority to take, or direct the taking of, all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of this Policy that the Supervisory Board (or the Management Board, if applicable) deems to be necessary or appropriate to the administration of this

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Policy. The interpretation and construction by the Supervisory Board of any provision of this Policy and all determinations made by the Supervisory Board (or the Management Board, if applicable) under this policy shall be final, binding and conclusive.

10.	Compensation Recovery Repayments not Subject to Indemnification

Notwithstanding anything to the contrary set forth in any agreement with, or the organizational documents of, the Company or any of its subsidiaries, Covered Persons are not entitled to indemnification for Erroneously Awarded Compensation recovered under this Policy and, to the extent any such agreement or organizational document purports to provide otherwise, Covered Persons hereby irrevocably agree to forego such indemnification.